Exhibit 10.2
Order to Cease and Desist issued to CFBank by OTS effective May 25, 2011, and the related Stipulation and Consent executed by the Board of Directors of CFBank
UNITED STATES OF AMERICA
Before the
OFFICE OF THRIFT SUPERVISION

)
In the Matter of	)	Order No.: CN 11-14
)
)
CFBANK	)	Effective Date: May 25, 2011
)
)
Fairlawn, Ohio	)
OTS Docket No. 01260)
)

ORDER TO CEASE AND DESIST
WHEREAS, CFBank, Fairlawn, Ohio, OTS Docket No. 01260 (Association), by and through its Board of Directors (Board), has executed a Stipulation and Consent to Issuance of an Order to Cease and Desist (Stipulation); and
WHEREAS, the Association, by executing the Stipulation, has consented and agreed to the issuance of this Order to Cease and Desist (Order) by the Office of Thrift Supervision (OTS) pursuant to 12 U.S.C. § 1818(b); and
WHEREAS, pursuant to delegated authority, the OTS Regional Director for the Central Region (Regional Director) is authorized to issue Orders to Cease and Desist where a savings association has consented to the issuance of an order.
CFBank
Order to Cease and Desist

NOW, THEREFORE, IT IS ORDERED that:
Cease and Desist.
1. The Association and its directors, officers, and employees shall cease and desist from any action (alone or with others) for or toward, causing, bringing about, participating in, counseling, or aiding and abetting the unsafe or unsound practices and/or violations of law or regulation that resulted in the Association operating with: (a) an excessive level of adversely classified loans; and (b) inadequate earnings to augment capital as described in the comprehensive OTS Report of Examination of the Association dated January 3, 2011 (2011 ROE).
Capital.
2. By September 30, 2011, the Association shall have and maintain: a Tier 1 (Core) Capital Ratio equal to or greater than eight percent (8%) after the funding of an adequate Allowance for Loan and Lease Losses (ALLL) and a Total Risk-Based Capital Ratio equal to or greater than twelve percent (12%).1
Capital and Business Plan.
3. By June 30, 2011, the Association shall submit to the Regional Director a written plan (Capital and Business Plan) for the period beginning with July 1, 2011 through December 31, 2013 addressing the requirements of this Order and including capital enhancement strategies necessary for the Association to have and maintain capital at the levels prescribed in Paragraph 2. At a minimum, the Capital and Business Plan shall:
(a) identify the specific sources and methods by which additional capital will be raised to achieve and maintain the Association’s capital at the levels prescribed in Paragraph 2;
(b) detail the Association’s capital preservation and enhancement strategies with specific narrative goals;

[1]	The requirement in Paragraph 2 to have and maintain a specific capital level means that the Association may not be deemed to be “well-capitalized” for purposes of 12 U.S.C. §1831o and 12 C.F.R. Part 565, pursuant to 12 C.F.R. §565.4(b)(1)(iv).
CFBank
Order to Cease and Desist

(c) contain operating strategies to achieve realistic core earnings;
(d) include quarterly financial projections (balance sheet and income statement), including Tier 1 (Core) and Total Risk Based Capital Ratios, for the period covered by the Capital and Business Plan; and
(e) identify all relevant assumptions made in formulating the Capital and Business Plan and include a requirement that documentation supporting such assumptions be retained by the Association.
4. Upon receipt of written notice of non-objection from the Regional Director to the Capital and Business Plan, the Association shall implement and adhere to the Capital and Business Plan. A copy of the Capital and Business Plan shall be provided to the Regional Director within seven (7) days after Board approval.
5. Any material modifications2 to the Capital and Business Plan must receive the prior written non-objection of the Regional Director. The Association shall submit proposed material modifications to the Regional Director at least forty-five (45) days prior to implementation.
6. By December 31, 2011, and each December 31st thereafter, the Capital and Business Plan shall be updated and submitted to the Regional Director pursuant to Paragraph 3 above and shall incorporate the Association’s budget plan and profit projections for the next two (2) fiscal years taking into account any revisions to the Association’s loan, investment and operating policies.

[2]	A modification shall be considered material under this Paragraph if the Association (a) plans to engage in any activity that is inconsistent with the Capital and Business Plan; or (b) exceeds the level of any activity contemplated in the Capital and Business Plan by more than ten percent (10%).
CFBank
Order to Cease and Desist

Capital and Business Plan Variance Reports.
7. Within forty-five (45) days after the end of each quarter, after implementation of the Capital and Business Plan, the Board shall review written quarterly variance reports on the Association’s compliance with its Capital and Business Plan (Variance Reports). The Board’s review of Variance Reports and compliance with the Capital and Business Plan shall include a review of the internal and external risks affecting the Association’s ability to successfully implement the Capital and Business Plan. The minutes of the Board meeting shall fully document the Board’s review and discussion. The Variance Reports shall:
(a) identify variances in the Association’s actual performance during the preceding quarter as compared to the projections set forth in the Capital and Business Plan;
(b) contain an analysis and explanation of identified variances; and
(c) discuss the specific measures taken or to be taken by the Association to address identified variances.
8. A copy of each Variance Report shall be provided to the Regional Director within seven (7) days after the Board meeting at which it was reviewed and discussed.
Contingency Plan.
9. Within fifteen (15) days after: (a) the Association fails to meet the capital requirements prescribed in Paragraph 2; (b) the Association fails to comply with the Capital and Business Plan prescribed in Paragraph 3; or (c) any written request from the Regional Director, the Association shall submit a written Contingency Plan that is acceptable to the Regional Director.
10. The Contingency Plan shall detail the actions to be taken, with specific time frames, to achieve one of the following results by the later of the date of receipt of all required regulatory approvals or sixty (60) days after the implementation of the Contingency Plan: (a) merger with, or acquisition by, another federally insured depository institution or holding company thereof; or (b) voluntary dissolution by filing an appropriate application with the OTS in conformity with applicable laws, regulations and regulatory guidance.
CFBank
Order to Cease and Desist

11. Upon receipt of written notification from the Regional Director, the Association shall implement and adhere to the Contingency Plan immediately. The Association shall provide the Regional Director with written status reports detailing the Association’s progress in implementing the Contingency Plan by no later than the first (1st) and fifteenth (15th) of each month following implementation of the Contingency Plan.
Lending Restrictions.
12. Effective immediately, the Association shall not originate, participate in, or acquire any nonresidential real estate loans or commercial loans (collectively referred to herein as Nonhomogeneous Loans) without prior, written non-objection of the Regional Director until the Association has received written notification from the Regional Director that the Association has complied with Paragraphs 2, 4, 16-18, 21-22, and 28 of the Order.
13. The Association may fund loans-in-process and legally binding loan commitments for Non-homogeneous Loans outstanding as of the Effective Date of this Order and shall submit a list of such obligations and commitments to the Regional Director within thirty (30) days of the Effective Date.
14. Effective immediately, the Association shall not release, directly or indirectly, any borrower or guarantor from personal or corporate liability on any Nonhomogeneous Loan without the prior written non-objection of the Regional Director, except when the outstanding balance of the loan and any other outstanding loans to the borrower and/or guarantor have been paid in full.
15. For purposes of complying with this lending restriction, the Association may: (a) enter into extensions, refinancings, assumptions or modifications of existing loans or lines that do not involve the granting of new funds provided that for any extension, refinancing, assumption, or modification of an existing loan or line, the Association shall maintain documentation sufficient to demonstrate that such a transaction was in the best interest of the Association; and (b) make disbursements pursuant to legally binding commitments made prior to the Effective Date.
CFBank
Order to Cease and Desist

Credit Administration.
16. Within thirty (30) days, the Association shall revise its credit administration policies, procedures, practices, and controls (Credit Administration Policy) to address all corrective actions in the 2011 ROE relating to credit administration. The Credit Administration Policy shall comply with all applicable laws, regulations and regulatory guidance and:
(a) include restrictions on additional advances to borrowers who have an existing loan with the Association that is adversely classified;
(b) include guidelines requiring that collateral properties be re-appraised prior to loans being modified, extended, or refinanced;
(c) include guidelines requiring that current financials statements from the borrower be provided to the Association prior to loans being modified, extended or refinanced and that such financial statements be reviewed to determine whether the borrower has the ability to repay at the modified loan terms; and
(d) include an effective system for the retention, review, renewal, and updating by the Association of all required records, filings, and other credit related documents, including real property taxes.
CFBank
Order to Cease and Desist

Problem Assets.
17. Within ninety (90) days, the Association shall submit a detailed, written plan with specific strategies, targets and timeframes to reduce3 the Association’s level of problem assets4 that is acceptable to the Regional Director (Problem Asset Reduction Plan). The Problem Asset Reduction Plan, at a minimum, shall include:
(a) quarterly targets for the level of problem assets as a percentage of Tier 1 (Core) capital plus ALLL;
(b) a description of the methods for reducing the Association’s level of problem assets to the established targets; and
(c) all relevant assumptions and projections based on a best-case scenario, a worst-case scenario, and a most probable case scenario, and documentation supporting such assumptions and projections.
18. Within one hundred twenty (120) days, the Association shall develop individual written specific workout plans for each adversely classified asset or REO of five hundred thousand ($500,000) or greater (Asset Workout Plans).
19. Within thirty (30) days after the end of each quarter, beginning with the quarter ending September 30, 2011, the Association shall submit a quarterly written asset status report (Quarterly Asset Report) to the Board. The Board’s review of the Quarterly Asset Report shall be documented in the Board meeting minutes. The Quarterly Asset Report shall include, at a minimum:
(a) the current status of all Asset Workout Plans;
(b) a comparison of REO and classified assets to Tier 1 (Core) capital plus ALLL and Total Risk-Based capital;

[3]	For purposes of this Paragraph, “reduce” means to collect, sell, charge off, or improve the quality of an asset sufficient to warrant its removal from adverse criticism or classification.

[4]	The term “problem assets” shall include all real estate owned (REO), adversely classified assets, and assets designated special mention.
CFBank
Order to Cease and Desist

(c) a comparison of REO and classified assets at the current quarter end with the preceding quarter;
(d) a breakdown of REO and classified assets by type and risk factor;
(e) an assessment of the Association’s compliance with the Problem Asset Reduction Plan;
(f) a discussion of the actions taken during the preceding quarter to reduce the Association’s level of problem assets; and
(g) any recommended revisions or updates to the Problem Asset Reduction Plan or any individual Asset Workout Plan.
20. Within forty-five (45) of days after the end of each quarter, beginning with the Quarter ending September 30, 2011, a copy of the Quarterly Asset Report shall be provided to the Regional Director.
Management Succession Plan.
21. By July 31, 2011, the Board shall develop and submit for Regional Director review and comment a written plan for management succession at the Association (Management Succession Plan). The Management Succession Plan shall include, at a minimum, timeframes for the Association to have and retain qualified Senior Executive Officers5 appropriate to ensure compliance with this Order and applicable laws and regulations and to manage the operations of the Association in its current financial condition and in accordance with its Capital and Business Plan. In addition, the written Management Succession Plan shall:
(a) identify present and future management and staffing requirements for each business line commensurate with the Association’s Capital and Business Plan;
(b) identify the Association officers covered by the Management Succession Plan;

[5]	The term “Senior Executive Officer” is defined at 12 C.F.R. § 563.555.
CFBank
Order to Cease and Desist

(c) include recommendations as to whether senior management or staffing changes should be made;
(d) identify possible successors for the officer positions from current employees of the Association based on a list of skills and competencies desired for each officer position or indicate where outside recruiting will be necessary;
(e) require the establishment of career development and training plans for potential officer candidates;
(f) include objectives by which senior management’s effectiveness will be measured; and
(g) require periodic evaluation by the Board of whether the goals and outcomes of the Management Succession Plan need updating or adjusting.
22. Upon receipt of written notification from the Regional Director that the Management Succession Plan is acceptable, the Association shall implement and adhere to the Management Succession Plan. The Board’s review of the Management Succession Plan shall be documented in the Board meeting minutes.
Liquidity Management.
23. Within thirty (30) days, the Association shall revise its liquidity and funds management policy (Liquidity Management Policy) to address all corrective actions set forth in the 2011 ROE relating to liquidity and funds management. The Liquidity Management Policy shall comply with all applicable laws, regulations and regulatory guidance.
CFBank
Order to Cease and Desist

24. The Liquidity Management Policy shall include a Contingency Funding Plan, which shall, at a minimum, include:
(a) alternative funding sources for meeting extraordinary demands or to provide liquidity in the event the sources identified are insufficient. Such alternative funding sources must consider, at a minimum, the selling of assets, obtaining secured lines of credit, recovering charged-off assets, injecting additional equity capital, and the priority of their implementation; and
(b) retention of investment securities and other identified categories of investments that can be liquidated within one day in amounts sufficient (as a percentage of the Association’s total assets) to ensure the maintenance of the Association’s liquidity position at a level consistent with short-and-long-term liquidity objectives.
25. Within forty-five (45) days, the Association shall submit its Liquidity Management Policy to the Regional Director for review and comment. Upon receipt of written notification from the Regional Director that the Liquidity Management Policy is acceptable, the Association shall implement and adhere to the Liquidity Management Policy. The Board’s review of the Liquidity Management Policy shall be documented in the Board meeting minutes. A copy of the Liquidity Management Policy shall be provided to the Regional Director within seven (7) days of adoption by the Board.
26. Effective immediately, the Association shall submit to the Regional Director a weekly written assessment of its current liquidity position (Liquidity Report). The Liquidity Report shall be acceptable to the Regional Director and, at a minimum, include:
(a) cash on hand;
(b) a maturity schedule of certificates of deposit, including, but not limited to, large uninsured deposits and brokered deposits;
(c) the volatility of demand deposits, including escrow deposits;
(d) a schedule of all funding obligations, including money market accounts, unfunded loan commitments, outstanding lines of credit and outstanding letters of credit;
(e) a listing of funding sources, including federal funds sold; unpledged assets and assets available for sale; and borrowing lines by lender, including original amount, remaining availability, type and book value of collateral pledged, terms, and maturity date, if applicable;
CFBank
Order to Cease and Desist

(f) an analysis of the continuing availability and volatility of present funding sources;
(g) an analysis of the impact of decreased cash flow from the Association’s loan portfolio resulting from delinquent and non-performing loans; and
(h) an analysis of the impact of decreased cash flow from the sale of loans or loan participations.
27. Within five (5) days of receipt of communication from a Federal Home Loan Bank, Federal Reserve Bank, correspondent bank, or government agency with collateralized public unit deposits regarding changes in the Association’s borrowing and/or collateral requirements, the Association shall notify the Regional Director of such communication.
Violations of Law.
28. Within thirty (30) days, the Association shall ensure that all violations of law and/or regulation discussed in the 2011 ROE are corrected and that adequate policies, procedures and systems are established or revised and thereafter implemented to prevent future violations.
Board Oversight of Compliance with Order.
29. Effective immediately, the Board shall monitor and coordinate the Association’s compliance with the provisions of this Order and the completion of all corrective actions required in the 2011 ROE. The Board shall review and adopt all policies and procedures required by this Order prior to submission to the OTS.
CFBank
Order to Cease and Desist

30. Within thirty (30) days after the end of each quarter, beginning with the quarter ending June 30, 2011, the Association shall prepare a written compliance progress report for the Board (Compliance Tracking Report). The Compliance Tracking Report shall, at a minimum:
(a) separately list each corrective action required by this Order and the 2011 ROE;
(b) identify the required or anticipated completion date for each corrective action; and
(c) discuss the current status of each corrective action, including the action(s) taken or to be taken to comply with each corrective action.
31. Within thirty (30) days at the end of each quarter, beginning with quarter ending June 30, 2011, the Board shall review the Compliance Tracking Report and all reports required to prepared by this Order. Following its review, the Board shall adopt a resolution: (a) certifying that each director has reviewed the Compliance Tracking Report and all required reports; and (b) documenting any corrective actions adopted by the Board. A copy of the Compliance Tracking Report and the Board resolution shall be provided to the Regional Director within seven (7) days after the Board meeting.
32. Nothing contained herein shall diminish the responsibility of the entire Board to ensure the Association’s compliance with the provisions of this Order.
Growth.
33. Effective immediately, the Association shall not increase its total assets during any quarter in excess of an amount equal to net interest credited on deposit liabilities during the prior quarter without the prior written non-objection of the Regional Director.
Golden Parachute Payments.
34. Effective immediately, the Association shall not make any golden parachute payment6 unless, with respect to such payment, the Association has complied with the requirements of 12 C.F.R. Part 359.
Directorate and Management Changes.
35. Effective immediately, the Association shall comply with the prior notification requirements for changes in directors and Senior Executive Officers set forth in 12 C.F.R. Part 563, Subpart H.

[6]	The term “golden parachute payment” is defined at 12 C.F.R. § 359.1(f).
CFBank
Order to Cease and Desist

Employment Contracts and Compensation Arrangements.
36. Effective immediately, the Association shall not enter into any new contractual arrangement or renew, extend, or revise any contractual arrangement relating to compensation or benefits for any director or Senior Executive Officer of the Association, unless it first provides the Regional Director with not less than thirty (30) days prior written notice of the proposed transaction. The notice to the Regional Director shall include a copy of the proposed employment contract or compensation arrangement or a detailed, written description of the compensation arrangement to be offered to such director or Senior Executive Officer, including all benefits and perquisites. The Board shall ensure that any contract, agreement, or arrangement submitted to the Regional Director fully complies with the requirements of 12 C.F.R. Part 359, 12 C.F.R. §§ 563.39 and 563.161(b), and 12 C.F.R. Part 570 — Appendix A.
Third Party Contracts.
37. Effective immediately, the Association shall not enter into any arrangement or contract with a third party service provider that is significant to the overall operation or financial condition of the Association7 or outside the Association’s normal course of business unless, with respect to each such contract, the Association has: (a) provided the Regional Director with a minimum of thirty (30) days prior written notice of such arrangement or contract and a written determination that that the arrangement or contract complies with the standards and guidelines set forth in OTS Thrift Bulletin 82a; and (b) received written notice of non-objection from the Regional Director.

[7]	A contract will be considered significant to the overall operation or financial condition of the Association where the annual contract amount equals or exceeds two percent (2%) of the Association’s total capital, where there is a foreign service provider, or where it involves information technology that is critical to the Association’s daily operations without regard to the contract amount.
CFBank
Order to Cease and Desist

Brokered Deposits.
38. Effective immediately, the Association shall comply with the requirements of 12 C.F.R. § 337.6(b). The Association shall provide to the Regional Director a copy of any waiver request submitted to the Federal Deposit Insurance Corporation.
Dividends and Other Capital Distributions.
39. Effective immediately, the Association shall not declare or pay dividends or make any other capital distributions, as that term is defined in 12 C.F.R. § 563.141, without receiving the prior written approval of the Regional Director in accordance with applicable regulations and regulatory guidance. The Association’s written request for approval shall be submitted to the Regional Director at least thirty (30) days prior to the anticipated date of the proposed declaration, dividend payment or distribution of capital.
Effective Date, Incorporation of Stipulation.
40. This Order is effective on the Effective Date as shown on the first page. The Stipulation is made a part hereof and is incorporated herein by this reference.
Duration.
41. This Order shall remain in effect until terminated, modified, or suspended, by written notice of such action by the OTS, acting by and through its authorized representatives.
Time Calculations.
42. Calculation of time limitations for compliance with the terms of this Order run from the Effective Date and shall be based on calendar days, unless otherwise noted.
43. The Regional Director or an OTS authorized representative may extend any of the deadlines set forth in the provisions of this Order upon written request by the Association that includes reasons in support for any such extension. Any OTS extension shall be made in writing.
CFBank
Order to Cease and Desist

Submissions and Notices.
44. All submissions, including any reports, to the OTS that are required by or contemplated by this Order shall be submitted within the specified timeframes.
45. Except as otherwise provided herein, all submissions, requests, communications, consents, or other documents relating to this Order shall be in writing and sent by first class U.S. mail (or by reputable overnight carrier, electronic facsimile transmission, or hand delivery by messenger) addressed as follows:
(a)	To the OTS:
Regional Director
Office of Thrift Supervision
One South Wacker Drive, Suite 2000
Chicago, Illinois 60606
Facsimile: (312) 917-5001
(b)	To the Association:
Chairman of the Board
CFBank
2923 Smith Road
Fairlawn, Ohio 44333
Facsimile: (330) 666-7959
Transfer Date
46. Following the Transfer Date, see Dodd-Frank Wall Street Reform and Consumer Protection Act, Pub. Law No. 111-203, § 311, 124 Stat. 1520 — 21 (2010), all submissions, requests, communications, consents or other documents relating to this Order shall be directed to the Comptroller of the Currency, or to the individual, division, or office designated by the Comptroller of the Currency.
CFBank
Order to Cease and Desist

No Violations Authorized.
47. Nothing in this Order or the Stipulation shall be construed as allowing the Association, its Board, officers, or employees to violate any law, rule, or regulation.
IT IS SO ORDERED.

OFFICE OF THRIFT SUPERVISION
By:	/s/
Daniel T. McKee
Regional Director, Central Region
CFBank
Order to Cease and Desist

UNITED STATES OF AMERICA
Before the
OFFICE OF THRIFT SUPERVISION

)
In the Matter of	)	Order No.: CN 11-14
)
)
CFBANK	)	Effective Date: May 25, 2011
)
)
Fairlawn, Ohio	)
OTS Docket No. 01260)
)

STIPULATION AND CONSENT TO ISSUANCE OF ORDER TO CEASE AND DESIST
WHEREAS, the Office of Thrift Supervision (OTS), acting by and through its Regional Director for the Central Region (Regional Director), and based upon information derived from the exercise of its regulatory and supervisory responsibilities, has informed CFBank, Fairlawn, Ohio, OTS Docket No. 01260 (Association) that the OTS is of the opinion that grounds exist to initiate an administrative proceeding against the Association pursuant to 12 U.S.C. § 1818(b);
WHEREAS, the Regional Director, pursuant to delegated authority, is authorized to issue Orders to Cease and Desist where a savings association has consented to the issuance of an order; and
WHEREAS, the Association desires to cooperate with the OTS to avoid the time and expense of such administrative cease and desist proceeding by entering into this Stipulation and Consent to the Issuance of Order to Cease and Desist (Stipulation) and, without admitting or denying that such grounds exist, but only admitting the statements and conclusions in Paragraphs 1 and 2 below concerning Jurisdiction, hereby stipulates and agrees to the following terms:
CFBank
Stipulation and Consent to Issuance of Order to Cease and Desist

Jurisdiction.
1. The Association is a “savings association” within the meaning of 12 U.S.C. § 1813(b) and 12 U.S.C. § 1462(4). Accordingly, the Association is an “insured depository institution” as that term is defined in 12 U.S.C. § 1813(c).
2. Pursuant to 12 U.S.C. § 1813(q), the Director of the OTS is the “appropriate Federal banking agency” with jurisdiction to maintain an administrative enforcement proceeding against a savings association. Therefore, the Association is subject to the authority of the OTS to initiate and maintain an administrative cease and desist proceeding against it pursuant to 12 U.S.C. § 1818(b).
OTS Findings of Fact.
3. Based on a comprehensive examination of the Association dated January 3, 2011 (2011 ROE), the OTS finds that the Association has engaged in unsafe or unsound banking practices and/or violations of law or regulation that resulted in the Association operating with: (a) an excessive level of adversely classified assets; and (b) inadequate earnings to augment capital as described in the 2011 ROE.
Consent.
4. The Association consents to the issuance by the OTS of the accompanying Order to Cease and Desist (Order). The Association further agrees to comply with the terms of the Order upon the Effective Date of the Order and stipulates that the Order complies with all requirements of law.
Finality.
5. The Order is issued by the OTS under 12 U.S.C. § 1818(b). Upon the Effective Date, the Order shall be a final order, effective, and fully enforceable by the OTS under the provisions of 12 U.S.C. § 1818(i).
CFBank
Stipulation and Consent to Issuance of Order to Cease and Desist

Waivers.
6. The Association waives the following:
(a) the right to be served with a written notice of the OTS’s charges against it as provided by 12 U.S.C. § 1818(b) and 12 C.F.R. Part 509;
(b) the right to an administrative hearing of the OTS’s charges as provided by 12 U.S.C. § 1818(b) and 12 C.F.R. Part 509;
(c) the right to seek judicial review of the Order, including, without limitation, any such right provided by 12 U.S.C. § 1818(h), or otherwise to challenge the validity of the Order; and
(d) any and all claims against the OTS, including its employees and agents, and any other governmental entity for the award of fees, costs, or expenses related to this OTS enforcement matter and/or the Order, whether arising under common law, federal statutes or otherwise.
OTS Authority Not Affected.
7. Nothing in this Stipulation or accompanying Order shall inhibit, estop, bar, or otherwise prevent the OTS from taking any other action affecting the Association if at any time the OTS deems it appropriate to do so to fulfill the responsibilities placed upon the OTS by law.
Other Governmental Actions Not Affected.
8. The Association acknowledges and agrees that its consent to the issuance of the Order is solely for the purpose of resolving the matters addressed herein, consistent with Paragraph 7 above, and does not otherwise release, discharge, compromise, settle, dismiss, resolve, or in any way affect any actions, charges against, or liability of the Association that arise pursuant to this action or otherwise, and that may be or have been brought by any governmental entity other than the OTS.
CFBank
Stipulation and Consent to Issuance of Order to Cease and Desist

Miscellaneous.
9. The laws of the United States of America shall govern the construction and validity of this Stipulation and of the Order.
10. If any provision of this Stipulation and/or the Order is ruled to be invalid, illegal, or unenforceable by the decision of any Court of competent jurisdiction, the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, unless the Regional Director in his or her sole discretion determines otherwise.
11. All references to the OTS in this Stipulation and the Order shall also mean any of the OTS’s predecessors, successors, and assigns.
12. The section and paragraph headings in this Stipulation and the Order are for convenience only and shall not affect the interpretation of this Stipulation or the Order.
13. The terms of this Stipulation and of the Order represent the final agreement of the parties with respect to the subject matters thereof, and constitute the sole agreement of the parties with respect to such subject matters.
14. The Stipulation and Order shall remain in effect until terminated, modified, or suspended in writing by the OTS, acting through its Regional Director or other authorized representative.
Signature of Directors/Board Resolution.
15. Each Director signing this Stipulation attests that he or she voted in favor of a Board Resolution authorizing the consent of the Association to the issuance of the Order and the execution of the Stipulation. This Stipulation may be executed in counterparts by the directors after approval of execution of the Stipulation at a duly called board meeting.
CFBank
Stipulation and Consent to Issuance of Order to Cease and Desist

WHEREFORE, the Association, by its directors, executes this Stipulation.

CFBANK	Accepted by:
Fairlawn, Ohio	Office of Thrift Supervision

/s/ Jerry F. Whitmer, Chairman	By:	/s/ Daniel T. McKee
Regional Director, Central Region

/s/	Date: See Effective Date on page 1
Jeffrey W. Aldrich, Director

/s/ Thomas P. Ash, Director

/s/ William R. Downing, Director

/s/ Gerry W. Grace, Director
CFBank
Stipulation and Consent to Issuance of Order to Cease and Desist